Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2019
Comments of Melendy E. Lovett
Senior Vice President and Chief Financial Officer
July 25, 2019
Thank you, Eric, and good morning everyone.
I’d like to start by reviewing the financial highlights of the second quarter of 2019. Yesterday following market close, the Company reported second quarter revenues and earnings per share from continuing operations of $736 million and $0.29, respectively. The year over year improvement in our second quarter revenue and operating profit was primarily due to stronger pricing in our railcar deliveries as well as a more favorable product mix, higher sales of railcars from our lease fleet, and lease fleet growth. Lower year over year corporate related expenses of approximately $10 million resulted from our cost optimization efforts.
Operating profit improvements were partially offset by profit eliminations of $42 million resulting from the investment in newly manufactured railcars for our lease fleet - this is an increase of $17 million year over year. Our net interest expense increased by approximately $15 million year over year, reflecting the additional leverage on our balance sheet as part of our efforts to optimize our capital structure. All in all, the company delivered solid financial performance for the quarter.
Regarding litigation progress, we are pleased that we have reached an agreement to settle the shareholder class action lawsuit for $7.5 million dollars, of which our insurance will pay $5 million. The settlement is subject to final documentation and court approval. This case was filed after the jury verdict in the Harman federal False Claims Act lawsuit, which the Fifth Circuit later reversed in the Company’s favor. While the Company denies the allegations in the shareholder lawsuit, we are pleased to put this matter behind us.
For additional information regarding this case and the Company’s litigation, please see Note 14 to the financial statements in the Company’s Form 10-Q which will be filed today.
Moving into guidance, in yesterday’s press release, Trinity reiterated annual EPS guidance from continuing operations of $1.15 to $1.35 for 2019, resulting in growth of 64% to 93% percent year over year. We continue to expect segment profit from continuing operations to increase throughout the year as we add railcars to our lease fleet and ramp up railcar deliveries. At the consolidated level, our operating profit eliminations from sales to leasing will also move up as we add cars to the lease fleet.
While our earnings guidance for the Company did not change, there were slight adjustments to the business and the corporate forecasts. We have revised our revenue expectations for the Railcar Leasing and Management Services Group as a result of timing of railcar deliveries to the lease fleet, and it is expected to be between $760 million and $775 million for the year. We are holding our operating profit guidance for the segment in a range of $320 million and $330 million for the year due to improving operating expenses.
Regarding railcar sales from the lease fleet, our expectations for proceeds from sales of leased railcars to RIV partners and the secondary market remains at approximately $350 million. The timing of railcar sales from the lease fleet is always difficult to predict, but we expect the back half of the year to be relatively even between the 3rd and the 4th quarters. Our margin on railcar sales year to date reflects the younger maturity on the railcar assets sold from our lease fleet. As a reminder, we have sales-type leases in our earnings guidance, which are required to be accounted for as sales from the lease fleet in accordance with accounting rules. We expect this to add an additional $160M in car sale revenue for the year, with $34M of this revenue being recognized year to date in 2019. The gain on sales from the lease fleet will be attributed to the total Leasing segment profit, and our EPS guidance range incorporates our assumptions.
Moving to the Rail Products Group, we are revising our railcar delivery guidance range to 23,000 to 24,500 railcars for 2019 as our production schedule has solidified for the balance of the year - the adjustment is a combination of firming customer requirements and a higher product mix requiring specialty linings. Rail Products Group revenue is now expected to be $3.0 billion to $3.2 billion, and we are maintaining our profit margin expectation of 9 to 9.5%. We expect our year to date margins to be relatively consistent throughout the remainder of the year.
Our business and corporate teams continue to work collaboratively to identify cost saving opportunities and right size corporate costs. As a reminder, our Corporate Expenses include transition and stranded costs related to the spin-off and separation of Arcosa. Additionally, our legal team has made good progress in reducing highway-related cases following the favorable Supreme Court ruling. As a result, we have again lowered our Corporate Expense guidance range to $105 to $115 million.
We are maintaining our guidance for revenue and profit eliminations of $1.5 billion and $175 million respectively. As a reminder, the revenue and profit associated with these transactions reflect the market-based transfer pricing for intercompany transactions between our railcar leasing and products business segments primarily for newly manufactured railcars.
Regarding our lease fleet investment, we now expect total net lease fleet investment of $0.9 billion to $1.1 billion for 2019, with fewer railcar deliveries and secondary market purchases planned.
In addition to our planned leasing capital expenditures, our manufacturing and corporate capital expenditures forecast is revised to $120 - $140 million. The increase is primarily driven by capital planned for the new Midwest railcar maintenance facility.
Regarding progress on 2019 financial goals, as a newly focused rail products and services company, we have shared with you specific goals and objectives to improve our earnings and returns and unlock shareholder value.
Our financial priorities include:

•	reducing Trinity’s cost of capital through a more optimized balance sheet,

•	using a disciplined capital allocation framework to deploy capital to high-return accretive business investments, and

•	delivering meaningful and steady return of capital to shareholders.
Our operational priorities include:

•	scaling the lease fleet with discretion and utilizing a disciplined, tax- and capital-efficient approach to fund our growth,

•	growing our maintenance services business to improve service levels and reduce fleet maintenance costs, and

•	aligning our overall corporate costs to Trinity’s go-forward business needs.
Since the spin-off and continuing through the second quarter, we have made good progress against these priorities. Financially, we completed the previously disclosed $528 million rail asset-backed securitization with a coupon rate of 3.82%. When combined with our short-term borrowings on our leasing Warehouse, the loan to value of our wholly-owned lease fleet is at approximately 53% at the end of the second quarter. We continue to expect a loan to value range on the fleet of 57 - 59% by year end. Optimizing our capital structure has our weighted average cost of capital at approximately 6.5% today.

We made a number of investments during the quarter, including a net lease fleet investment of $157 million, and $23 million in capital expenditures for our manufacturing platform. Trinity also completed $44 million of share repurchases, bringing our year to date total to $133 million. At the end of the second quarter, we had a remaining authorization of $287 million for a maximum of 10.7M shares.
Specific to our operational priorities and as Eric mentioned, the new Midwest maintenance facility will increase our capacity to internally service approximately 50% of the maintenance requirements of our owned and managed fleet. We anticipate the new facility will be operational by the end of 2020 and will be accretive to consolidated financial results by the end of 2021, including anticipated start-up costs.
All of these accomplishments and our investments in the second quarter, are aligned with management’s near term goal to deliver 2019 earnings growth and to improve our pre-tax Return On Equity (ROE) to an initial target range of between 11 and 13% by year end 2021. We are confident in our team’s ability to execute our plans to meet these goals.
In closing, you have heard from Tim and Eric about the commercial advantages of Trinity’s integrated rail platform, and how we are positioned to leverage the platform for growth and improved financial performance. Going forward, we will be highlighting the financial advantages of the platform, including:

•	Stable recurring revenues

•	Strong free cash flow generation

•	A valuable commercial channel for organic growth

•	Cost-advantaged railcar equipment sourcing, and

•	Tax-advantaged lease fleet investment
These combined financial advantages of the integrated rail platform enable Trinity to meaningfully invest in high-return growth opportunities, including our lease fleet, while also returning substantial capital to shareholders.
We’ll now transition into the Q&A session. Operator will you please give our listeners the instructions.